Exhibit 99.1

                    Badger Meter Reports Record 2005 Results

     MILWAUKEE--(BUSINESS WIRE)--Feb. 6, 2006--Badger Meter, Inc. (AMEX:BMI) today reported record sales, earnings and earnings per share for the year ended December 31, 2005.

     2005 Highlights

     -- Net sales were a record $216,654,000 for 2005, a 5.7% increase from sales of $205,010,000 in 2004.

     -- Net earnings were a record $13,253,000 for 2005, up 37.6% from earnings of $9,633,000 in the prior year.

     -- Diluted earnings per share were a record $1.89, a 33.1% increase from earnings of $1.42 per share in 2004.

     Fourth Quarter 2005 Highlights

     -- Net sales were $50,596,000 for the fourth quarter of 2005, a 4.3% increase from sales of $48,518,000 for the same period in 2004.

     -- Net earnings were $1,727,000 for the fourth quarter of 2005, a 111.4% increase from earnings of $817,000 for the fourth quarter of 2004.

     -- Diluted earnings per share doubled in the fourth quarter of 2005 to $0.24, from diluted earnings per share of $0.12 for the fourth quarter of 2004.

     "We continued to build momentum in 2005, achieving record sales, earnings and earnings per share for the year. The higher sales were driven by the continued growth in automatic meter reading (AMR) products and systems and strong performance of our commercial water meters, partially offset by a decline in our automotive product sales. Sales of our very successful proprietary Orion(R) radio-frequency mobile AMR system doubled for the second consecutive year and our full line of commercial water meters continues to gain market share," said Richard A. Meeusen, chairman, president and CEO of Badger Meter.
     Meeusen said the gross margin improved for the year, due primarily to the increased volumes of higher-margin AMR products. "We are especially pleased that we were able to generate an earnings increase of over 30% in spite of higher than expected losses in our French subsidiary. Also, interest rates, energy and raw materials costs are affecting Badger Meter as well as other manufacturing companies across the country," he said.
     Meeusen said the sales increase in the fourth quarter, which is typically a slower period for the company, was due to a very strong quarter for the company's commercial water meter line and continued growth of the Orion AMR system. Fourth quarter earnings were negatively impacted by losses in the automotive fluid meter and systems business, primarily at the facility in Nancy, France. "The performance of the French operation continues to be below our expectations and we are exploring options for the future of this business," said Meeusen.
     "Our solid performance in 2005 provided an excellent conclusion to the year-long celebration of Badger Meter's 100th anniversary. Our cash flow continued to be strong, we increased the quarterly cash dividend for the 13th consecutive year and we continued to invest in new product development to drive our future growth. We were named one of the "200 Best Small Companies" by Forbes magazine, were added to the Russell 2000 Index and were recently included in Mergent, Inc.'s "Dividend Achievers Index." We believe these recognitions highlight the progress we have made in executing on our growth strategies and achieving our long-term goals," said Meeusen.
     Looking ahead, Meeusen said the company's strategies for 2006 include consolidating its operations in Rio Rico, Arizona, into an expanded facility in Nogales, Mexico, to achieve greater efficiencies and cost savings. "We are optimistic about the future, given the strength of the AMR market and our ability to connect our meters with both established and emerging network technologies including power line carrier, broadband over power line (BPL), municipal Wi-Fi and radio frequency systems," said Meeusen.

     About Badger Meter

     Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

     Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the "Company") or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

     -- the continued shift in the Company's business from lower cost, local-read meters toward more expensive, value-added automatic meter reading (AMR) systems;

     -- the success or failure of newer Company products, including the Orion(R) radio frequency mobile AMR system, the absolute digital encoder (ADE(TM)) and the Galaxy(TM) fixed network AMR system;

     -- changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, local read meters;

     --   the actions (or lack thereof) of the Company's competitors;

     -- the Company's relationships with its alliance partners, particularly its alliance partners that provide AMR connectivity solutions;

     -- the general health of the United States and foreign economies, including housing starts in the United States and overall industrial activity;

     -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass housings as a result of increases in the commodity prices for copper and zinc at the supplier level;

     -- changes in foreign economic conditions, including currency fluctuations between the United States dollar and the euro; and

     -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.

     All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

     Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.


                          BADGER METER, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                   Twelve Months Ended December 31,

                                        2005                2004
                                        ----                ----
                                     (unaudited)
Net sales                            $216,654,000        $205,010,000
Gross margin                          $73,862,000         $67,478,000
Earnings before income taxes          $22,798,000         $17,980,000
Provision for income taxes             $9,545,000          $8,347,000
Net earnings                          $13,253,000          $9,633,000
Earnings per share:
    Basic                                   $1.97               $1.46
    Diluted                                 $1.89               $1.42
Shares used in computation of:
    Basic                               6,744,598           6,596,916
    Diluted                             7,011,098           6,806,801

                    Three Months Ended December 31,

                                        2005                2004
                                        ----                ----
                                     (unaudited)
Net sales                             $50,596,000         $48,518,000
Gross margin                          $16,234,000         $15,968,000
Earnings before income taxes           $3,492,000          $3,037,000
Provision for income taxes             $1,765,000          $2,220,000
Net earnings                           $1,727,000            $817,000
Earnings per share:
    Basic                                   $0.25               $0.12
    Diluted                                 $0.24               $0.12
Shares used in computation of:
    Basic                               6,789,681           6,651,410
    Diluted                             7,077,772           6,914,599


                          BADGER METER, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS

              Assets
              ------                December 31,        December 31,
                                        2005                2004
                                        ----                ----
                                     (unaudited)
Cash                                   $4,403,000          $2,834,000
Receivables                            30,450,000          26,879,000
Inventories                            31,970,000          35,646,000
Other current assets                    5,741,000           6,023,000

                                   ---------------     ---------------
    Total current assets               72,564,000          71,382,000

Net property, plant and equipment      43,870,000          42,016,000
Prepaid pension                        17,726,000          17,290,000
Other long-term assets                  5,127,000           5,169,000
Goodwill                                6,580,000           7,104,000

                                   ---------------     ---------------
    Total assets                     $145,867,000        $142,961,000
                                   ===============     ===============


Liabilities and Shareholders' Equity
------------------------------------

Short-term debt and current
 portion long-term debt               $16,278,000         $22,887,000
Payables                               11,484,000          11,069,000
Accrued compensation and employee
 benefits                               6,436,000           6,166,000
Other liabilities                       5,388,000           4,799,000

                                   ---------------     ---------------
    Total current liabilities          39,586,000          44,921,000

Deferred income taxes                   6,584,000           7,437,000
Long-term employee benefits and
 other                                 10,921,000          11,718,000
Long-term debt                         15,360,000          14,819,000
Shareholders' equity                   73,416,000          64,066,000

                                   ---------------     ---------------
    Total liabilities and
     shareholders' equity            $145,867,000        $142,961,000
                                   ===============     ===============


    CONTACT: Badger Meter, Inc.
             Joan C. Zimmer, 414-371-5702